                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                            ObjectShare, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee.
[ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[ ]  $500 per each party to the controversy pursuant to Exchange Act
     Rule 14a-6(i)(3).
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     (4) Proposed maximum aggregate value of transaction:

     Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                ObjectShare, Inc.

                           --------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD SEPTEMBER 17, 1998

                           --------------------------

         The Annual Meeting of Stockholders of ObjectShare, Inc. will be held on Thursday, September 17, 1998, at 8:00 a.m., local time, at the Company's offices located at 16811 Hale Avenue, Irvine, California 92606 for the following purposes, as more fully described in the accompanying Proxy Statement:

         1. To elect directors of the Company.

         2. To approve an amendment to the Company's 1993 Stock Plan to increase the number of shares authorized for issuance thereunder.

         3. To approve an amendment to the Company's 1993 Employee Stock Purchase Plan to increase the number of shares authorized for issuance thereunder.

         4. To transact such other business as may properly come before the meeting or any adjournment thereof.

         Stockholders of record at the close of business on July 21, 1998 are entitled to vote at the Annual Meeting and are cordially invited to attend the meeting. However, to ensure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. If you attend the meeting, you may vote in person even if you return a proxy.

                        BY ORDER OF THE BOARD OF DIRECTORS,

                        Eugene L. Goda
                        Chairman, President and Chief Executive Officer


Irvine, California
August 4, 1998


                                    IMPORTANT

  WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON, EVEN IF YOU RETURN A PROXY.

                                ObjectShare, Inc.

                           --------------------------

                            PROXY STATEMENT FOR 1998
                         ANNUAL MEETING OF STOCKHOLDERS

                           --------------------------

              INFORMATION CONCERNING VOTING AND PROXY SOLICITATION

GENERAL

The enclosed proxy is solicited on behalf of the Board of Directors of ObjectShare, Inc. ("ObjectShare" or the "Company") for use at the Annual Meeting of Stockholders to be held on Thursday, September 17, 1998 at 8:00 a.m., local time. The Annual Meeting will be held at the Company's offices located at 16811 Hale Avenue, Irvine, California 92606.

        This Proxy Statement and the enclosed form of proxy were mailed to stockholders on or about August 4, 1998.

RECORD DATE AND STOCK OWNERSHIP

        Stockholders of record at the close of business on July 21, 1998, the record date for the Annual Meeting, are entitled to vote at the meeting. At the record date, 12,261,171 shares of the Company's Common Stock were issued and outstanding.

        The following table sets forth certain information regarding the beneficial ownership of the Common Stock of the Company as of the record date as to each person who is known to the Company to beneficially own more than five percent of the outstanding shares of its Common Stock. Information regarding the beneficial ownership of management is set forth later in this Proxy Statement.

                                       SHARES
                                     BENEFICIALLY          PERCENT
      NAME AND ADDRESS                 OWNED                OWNED
      ----------------               ------------          -------
 Scott M. Smith (1)                   775,000                6.3%
 Camelot Capital, LP
 10 Glenville Street
 Greenwich, CT 06831

-----------------

(1) Based on information provided as of February 2, 1998 on a Schedule 13G filed with the Company and the SEC.


REVOCABILITY OF PROXIES

           Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

VOTING AND SOLICITATION

           Each stockholder is entitled to one vote for each share held as of the record date. Stockholders do not have the right to cumulate their votes in the election of directors.

           The required quorum for the transaction of business at the Annual Meeting is a majority of the shares of Common Stock outstanding on the record date. The Company intends to include abstentions and broker non-votes as present or represented for purposes of establishing a quorum for the transaction of business, but to exclude broker non-votes from the calculation of shares entitled to vote with respect to any proposal for which authorization to vote was withheld.

           The cost of soliciting proxies will be borne by the Company. The Company expects to reimburse brokerage firms and other persons representing beneficial owners of shares for their expense in forwarding solicitation material to such beneficial owners. The Company may retain a proxy solicitor to assist in the solicitations of proxies, for which the Company would expect to pay an estimated fee of $6,000 plus reimbursement of expenses. Proxies also may be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, in person or by telephone or facsimile.


                                 PROPOSAL NO. 1:
                              ELECTION OF DIRECTORS

           A board of five directors will be elected at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote all proxies for the five nominees named below, all of whom are presently directors of the Company. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next Annual Meeting of Stockholders. There are no family relationships between any of the directors or executive officers of the Company.

           The Board of Directors recommends a vote FOR the nominees listed below:


     NAME OF NOMINEE  AGE               PRINCIPAL OCCUPATION
     ---------------  ---               --------------------
John B. Carrington    54   Chief Executive Officer of Artios, Inc.

Eugene L. Goda        62   President and Chief Executive Officer of the
                           Company

Jos C. Henkens        45   General Partner, Advanced Technology Ventures

Lester "Buck" Hill    54   Former Chief Executive Officer and Chairman of
                           Pacific Scientific

Sam Inman III         47   Former Chairman, President and Chief Executive
                           for Centura Software Corp.

           John B. Carrington has been a director of the Company since September 1995. He has been Chief Executive Officer and Chairman of the Board of Artios, Inc., a provider of automation software for the packaging industry, since August 1996. He was President and a director of Digitalk, Inc., a provider of object-oriented software tools, from September 1991 and Chief Executive Officer from January 1994, until August 1995, the date of the merger with ParcPlace Systems, Inc. that formed ParcPlace-Digitalk, Inc., the predecessor entity to the Company. Prior to joining Digitalk, he was Chairman of the Board and Chief Executive Officer of Cogensys Corporation, co-founded State of the Art, Inc., and held senior positions with the Del Mar Group, Harte-Hanks Communications, and Honeywell.

           Eugene L. Goda joined the Company as President and Chief Executive Officer, and Chairman of the Board, on June 10, 1997. From November 1995 until joining the Company, Mr. Goda was a consultant and private investor. From October 1991 to October 1995, Mr. Goda served as Chief Executive Officer of Simulation Sciences, Inc., a software company that develops and markets simulation tools. From July 1989 to September 1991, he served as Chief Executive Officer of Meridian Software Systems, a systems software provider. He is also a director of Powerwave Technologies, Inc.

           Jos C. Henkens has been a director of the Company since March 1988. Mr. Henkens has been a general partner of Advanced Technology Ventures, a venture capital investment firm, since 1983. He is also a director of AccelGraphics, Inc., Actel Corporation, Credence Systems Corporation, and a variety of private companies.

           Lester "Buck" Hill was appointed a director of the Company effective July 1, 1998. Mr. Hill served as Chairman of the Board of Directors, President and Chief Executive Officer of Pacific Scientific Corp. since February 1997 to early 1998. Prior to joining Pacific Scientific, Mr. Hill was a consultant from 1996 to 1997 and Executive Vice President, Communication Division of General Instrument from 1992 to 1995.

           Sam Inman III was appointed a director of the Company effective July 1, 1998. Mr. Inman served as Chairman of the Board of Directors of Centura Software Corp. from September 1996 until February 1998 and as President and Chief Executive Officer from December 1995 until December 1997, and President and Chief Operating Officer from April 1995 until November 1997. Prior to joining Centura Software Corp., Mr. Inman served as President and Chief Operating Officer of Ingram Micro Inc., from March 1993 to April 1995.



COMPENSATION OF OUTSIDE DIRECTORS

           The Company pays its outside directors a fee, for each meeting attended, of $1,000 for each meeting of the Board of Directors and $500 for each meeting of a committee. Under the Company's 1995 Director Stock Option Plan, outside directors also are granted, upon election to the Board, an option to purchase 20,000 shares of Common Stock and, assuming at least six months have elapsed since the initial grant, are granted on June 30 of each year an option to purchase an additional 4,000 shares of Common Stock. The initial grants vest monthly over four years and the subsequent grants vest monthly over one year beginning four years after the date of grant. All the options have an exercise price equal to 100% of the fair market value of the Common Stock on the date of grant.

BOARD MEETINGS AND COMMITTEES

           The Board of Directors of the Company held 11 meetings during the fiscal year ended March 31, 1998. No nominee attended fewer than 75% of the meetings of the Board of Directors or of committees on which such person served. The board of directors has a Compensation Committee that makes recommendations concerning salaries and incentive compensation for employees of the Company and an Audit Committee that reviews the results and scope of the audit and other services provided by the Company's independent auditors. The Compensation Committee and the Audit Committee are both presently comprised of directors Carrington and Henkens. The Compensation Committee held 2 meetings in fiscal 1998. The Audit Committee held 1 meeting in fiscal 1998. The Board of Directors does not have a nominating committee or a committee performing the functions of a nominating committee.


                                 PROPOSAL NO. 2:
                          AMENDMENT OF 1993 STOCK PLAN

           The 1993 Stock Plan provides a means for employees and consultants to acquire stock of the Company through stock options or stock purchase rights. The purposes of the plan are to attract and retain qualified personnel and to provide additional incentives for employees and consultants to promote the success of the Company.

           The Board of Directors in April 1998 adopted an amendment to the 1993 Stock Plan to increase the number of shares available for issuance under the plan by 500,000 shares. The affirmative vote of a majority of the shares of ObjectShare Common Stock present or represented and voting at the meeting is required to adopt this proposal. The Board of Directors recommends a vote "FOR" amendment of the 1993 Stock Plan.

DESCRIPTION OF 1993 STOCK PLAN

           Number of Shares. Under the 1993 Stock Plan, as amended, the total number of shares of Common Stock authorized for issuance is 3,300,664 (including 18,550 shares already issued upon exercise of options as of March 31, 1998, and not including 14,288 shares that could be added under the terms of the plan if outstanding options under a prior plan are cancelled in the future).

           Administration. The 1993 Stock Plan is administered by the Board of Directors of the Company or a committee appointed by the Board of Directors. Any such committee must consist of directors who are not employees or consultants of the Company or any subsidiary of the Company, and must have at least two members. The 1993 Stock Plan is currently administered by the Compensation Committee of the Board of Directors. By delegated authority, options covering a limited number of shares may be granted by the Chief Executive Officer of the Company to any person who is not also an officer or member of the Board of Directors of the Company.

           Eligibility. The 1993 Stock Plan provides that stock options and stock purchase rights may be granted to employees, officers, directors and consultants of the Company and its majority-owned subsidiaries, although only employees may be granted options that are designated as incentive stock options. As of March 31, 1998, approximately 110 persons were eligible to participate in the 1993 Stock Plan. The Board of Directors, its committee or the Chief Executive Officer selects the optionees and determines the number of shares to be subject to each option or stock purchase right. In making such determination, there is taken into account the duties and responsibilities of the employee, the value of the employee's services, the employee's present and potential contribution to the success of the Company, the anticipated number of years of future service of the employee and other relevant factors.

             Exercise Price; Market Value. The exercise price of options and stock purchase rights granted under the plan must be at least 85% of the market price of Common Stock on the date of grant, and in the case of incentive stock options must be at least 100% of such market price. In the case of an incentive stock option granted to an optionee who owns more than 10% of the voting power or value of all classes of stock of the Company, the exercise price must be at least 110% of such market price. Payment of the exercise price may, depending on the terms of the option agreement, consist of cash, check, surrender of shares of Common Stock owned by the optionee, or such other consideration as determined by the Board of Directors or its committee, such as a "same-day sale" program under which the Company receives payment of the exercise price from a broker whom the optionee has instructed to sell the shares immediately upon exercise of an option. On March 31, 1998, the closing price of the Company's Common Stock as reported on the Nasdaq National Market was $2.7187.

           Exercisability. Options granted under the plan generally become exercisable over either 36 months or 48 months. Each option may be exercised, during the lifetime of the optionee, only by such optionee.

           Duration of Options. Options granted under the plan may have a maximum term of ten years from the date of grant. An option granted to an optionee who, immediately before the grant of such option, owns more than 10% of the voting power or value of all classes of stock of the Company, may not have a term of more than five years. If an optionee's employment or consulting relationship with the Company is terminated for any reason, the option must be exercised within a specified period of time, and thereafter the option shall terminate. In the event of such early termination, the option may be exercised only to the extent it was exercisable on the date of termination.

           Changes in Capitalization. In the event of changes in the Common Stock by reason of stock dividends, split-ups or combinations of shares, reclassifications, recapitalizations, mergers, consolidations, reorganizations or liquidations, the Board or its committee shall make such adjustments in the option price and the number and class of shares subject to options outstanding under the plan as it shall deem appropriate. In the event of the proposed dissolution or liquidation of the Company, outstanding options shall terminate immediately prior to the consummation of the proposed action unless the Board or its committee provides otherwise. In the event of the merger of the Company with or into another corporation, or the sale of all or substantially all of the Company's assets, each outstanding option and purchase right shall be assumed or an equivalent option or right shall be substituted by the successor corporation or its parent or subsidiary. The Board or its committee may, in lieu of such assumption or substitution, make outstanding options and rights fully exercisable for a period of fifteen days, after which the options and rights will terminate.

           Amendment and Termination. The 1993 Stock Plan will terminate in December 2003, unless terminated earlier by the Board of Directors of the Company. The Board may from time to time amend or terminate the plan as it deems advisable, although certain amendments require approval of the stockholders. Any amendment or termination of the plan will not affect outstanding options unless the optionee and the Company agree in writing.

           Limits on Grants. In order to preserve the Company's ability to deduct compensation related to stock options granted under the plan, the plan provides that no employee may be granted, in any fiscal year of the Company, options to purchase more than 250,000 shares of Common Stock, except that the Company may make a one-time grant of up to 500,000 shares in connection with an employee's initial employment which shall not count against the first limitation. If in the future such limitations are not required to preserve the deductibility of compensation related to stock options, the Board of Directors or its committee may modify or eliminate these limitations.

           Tax Information Regarding Stock Options. An optionee who is granted an incentive stock option will not recognize taxable income either at the time the option is granted or at the time it is exercised, although exercise of the option may subject the optionee to the alternative minimum tax. The Company will not be allowed a deduction for federal income tax purposes as a result of the exercise of an incentive stock option regardless of the applicability of the alternative minimum tax. Upon the sale or exchange of the shares at least two years after grant of the option and one year after exercise of the option, any gain will be treated as long-term capital gain. If these holding periods are not satisfied at the time of sale, the optionee will recognize ordinary income equal to the difference between the exercise price and the lower of (i) the fair market value of the stock at the date of the option exercise or (ii) the sale price of the stock, and the Company will be entitled to a deduction in the same amount. (Different rules may apply upon a premature disposition by an optionee who is an officer, director or 10% stockholder of the Company.) Any additional gain or loss recognized on such a premature disposition of the shares will be characterized as capital gain or loss. If the Company grants an incentive stock option and as a result of the grant the optionee has the right in any calendar year to exercise for the first time one or more incentive stock options for shares having an aggregate fair market value (under all plans of the Company and determined for each share as of the date the option to purchase the share was granted) in excess of $100,000, then the excess shares must be treated as non-statutory options.

           An optionee who is granted a non-statutory stock option will also not recognize any taxable income upon the grant of the option. However, upon exercise of a non-statutory stock option, the optionee will recognize ordinary income for tax purposes measured by the excess of the then fair market value of the shares over the exercise price. Any taxable income recognized by an optionee who is an employee of the Company will be subject to tax withholding by the Company. Upon resale of the shares by the optionee, any difference between the sales price and the fair market value at the time of exercise, to the extent not recognized as ordinary income as described above, will be treated as capital gain or loss. The Company will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income recognized by the optionee.


                                 PROPOSAL NO. 3:
                    AMENDMENT OF EMPLOYEE STOCK PURCHASE PLAN

           The Company's 1993 Employee Stock Purchase Plan (the "Purchase Plan") provides employees of the Company with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions. The Board of Directors of the Company amended the Purchase Plan in April 1998 to increase the number of shares authorized for issuance under the plan by 100,000 shares to a new total of 800,000 shares.

           The affirmative vote of a majority of the shares of ObjectShare Common Stock present or represented and voting at the meeting is required to adopt this proposal. The Board of Directors recommends a vote "FOR" amendment of the 1993 Employee Stock Purchase Plan.

DESCRIPTION OF 1993 EMPLOYEE STOCK PURCHASE PLAN

           Status of Shares. As of March 31, 1998, 419,114 shares had been issued under the Purchase Plan and 280,886 shares remained available for future issuance (not including the 100,000 additional shares that are subject of this proposal). On March 31, 1998, the closing price of the Company's Common Stock as reported on the Nasdaq National Market was $2.7187.

           Operation of the Purchase Plan. Under the Purchase Plan, the Company withholds a percentage of each salary payment to participating employees over offering periods of six months or longer as determined by the Board of Directors or its committee. Presently, the offering periods are twelve months long. The offering periods are divided into six-month purchase periods and the accumulated amounts deducted are used to purchase shares of Common Stock at the end of each six-month purchase period. The price at which stock is purchased under the Purchase Plan is equal to 85% of the fair market value of the Common Stock on the first day of the applicable offering period or the last day of the current purchase period, whichever is lower. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically on termination of employment with the Company.

           Eligibility; Administration. Employees are eligible to participate in the Purchase Plan if their customary employment is at least 20 hours per week and more than five months per calendar year. As of March 31, 1998, approximately 110 employees were eligible to participate in the Purchase Plan. Payroll deductions may not exceed 10% (or such other maximum percentage between 5% and 15% as the Board of Directors or its committee determines) of an employee's compensation, including overtime, bonuses, commissions, incentive payments and other compensation. No employee may purchase more than $25,000 worth of stock in any offering period. The Purchase Plan is currently administered by the Board of Directors.

           Amendment and Termination. The Board of Directors may amend the Purchase Plan from time to time or may terminate it or any offering period under it, without approval of the shareholders. However, to the extent necessary and desirable to comply with Rule 16b-3 under the Securities Exchange Act (or any other applicable law or regulation), the Company shall obtain approval of the shareholders with respect to plan amendments to the extent and in the manner required by such law or regulation. In the event of a merger or sale of substantially all of the assets of the Company, the Board may shorten the offering period or permit the assumption of outstanding rights to purchase Common Stock. Unless earlier terminated by the Board of Directors, the Purchase Plan will terminate by its own terms in December 2003.

           Tax Consequences of Purchase Plan Transactions. The Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income is taxable to a participant until the shares purchased under the Plan are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax, depending in part on how long the shares are held by the participant. If the shares are sold or otherwise disposed of more than two years from the first day of the offering period, the participant will recognize ordinary income measured as the lesser of (a) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (b) an amount equal to 15% of the fair market value of the shares as of the first day of the offering period. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of this holding period, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares were purchased by the participant over the participant's purchase price. Any additional gain or loss on the sale or disposition will be capital gain or loss. The Company is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding period described above.


                            INDEPENDENT AUDITORS

           Ernst & Young has audited the Company's annual financial statements since its inception, including the financial statements for fiscal 1998. Representatives of Ernst & Young are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

           No accountant has yet been selected for auditing the Company's financial statements for fiscal 1999. The Company has deferred such selection until management has had an opportunity to consider competitive offerings from other audit firms.

                        SECURITY OWNERSHIP OF MANAGEMENT

        The following table sets forth certain information regarding the beneficial ownership of the Common Stock of the Company as of the record date as to (i) each director, including all nominees for director, (ii) each current executive officer named in the compensation tables below, and (iii) all directors and executive officers as a group. The persons named in the table, to the Company's knowledge, have sole voting and investment power with respect to the shares owned by them, subject to community property laws.

                                                     SHARES       APPROXIMATE
                                                  BENEFICIALLY      PERCENT
                NAME                                 OWNED          OWNED(1)
                ----                              ------------    ----------
John B. Carrington (2)...........................    155,519        1.1%
Eugene L. Goda (3)...............................    541,666        3.7%
Jos C. Henkens (4)...............................    513,127        3.5%
Lester "Buck" Hill...............................          -        -
Sam Inman III....................................          -        -
James H. Smith (5)...............................    418,055        2.9%
Glenn J. Brown...................................          -        -
All directors and executive officers as
a group (7 persons) (6)........................... 1,628,367       11.2%

------------------------

*    Less than 1%.

(1) Percent of the outstanding shares of Common Stock, treating as outstanding all shares issuable on exercise of options held by the particular beneficial owner that are included in the first column.

(2) Includes 18,166 shares subject to options exercisable as of 60 days after the record date.

(3) Includes 541,666 shares subject to options exercisable as of 60 days after the record date.

(4) Includes 361,598 shares held by Advanced Technology Ventures II and 130,331 shares held by Advanced Technology Ventures III, as well as 532 shares held by Mr. Henkens and 20,666 shares subject to options exercisable as of 60 days after the record date by Mr. Henkens. Mr. Henkens is a general partner of Advanced Technology Ventures. Mr. Henkens disclaims beneficial ownership of the shares held by Advanced Technology Ventures, except to the extent of his proportionate interest therein.

(5) Includes 418,055 shares subject to options exercisable as of 60 days after the record date.

(6) Includes 998,553 shares subject to options exercisable as of 60 days after the record date.

                       EXECUTIVE COMPENSATION INFORMATION

COMPENSATION TABLES

           The following table sets forth the compensation paid by the Company during the fiscal years ended March 31, 1998, 1997 and 1996, to the Chief Executive Officer, the other current executive officers of the Company, the other person who served as Chief Executive Officer of the Company during fiscal 1998, and two other persons who were among the most highly compensated officers based on fiscal 1998 salary and bonus but who were not serving as an officer at the end of the fiscal year:

                           SUMMARY COMPENSATION TABLE

                                                                                LONG-TERM
                                                                               COMPENSATION
                                                                            ---------------------
                                                                            AWARDS OF
                                               FISCAL   ANNUAL COMPENSATION  OPTIONS     ALL OTHER
                 NAME AND PRINCIPAL POSITION    YEAR   SALARY(1)  BONUS(2)  (# OF SHS)   COMP.(3)
                 ---------------------------   ------  ---------  --------  ----------   ---------
Eugene L. Goda                                  1998   $161,140          -    650,000    $    591
    President and Chief Executive Officer

James H. Smith                                  1998   $181,750          -    555,000    $    304
    Vice President, Worldwide Sales
    and Marketing

Glenn J. Brown                                  1998   $ 33,878          -    155,000    $      0
    Vice President and Chief Financial Officer

Ronald J. Clear                                 1998   $102,083          -    195,000           -
    Former Chief Financial Officer

William P. Lyons                                1998   $ 96,347          -          -    $100,591
    Former President and CEO                    1997   $200,000          -          -    $  1,066
                                                1996   $200,000   $ 50,000     10,000    $  1,066

Steven G. Harris                                1998   $ 75,000          -          -    $ 49,511
    Former Vice President, Development          1997   $ 75,000          -     45,000    $    644

-------------

(1) The amounts shown for Mr. Goda and Mr. Smith represent partial-year salaries from June 10, 1997. The amount shown for Mr. Smith's salary includes MBO bonus payments of $24,375. The amount shown for Mr. Brown represents partial-year salary from February 26, 1998. The current annual salaries for Mr. Goda, Mr. Smith, and Mr. Brown are $200,000, $195,000, and $175,000, respectively. The amount shown for Mr. Clear represents partial-year salary from June 10 to December 31, 1997. The amount shown for Mr. Lyons for fiscal 1998 represents partial-year salary through September 9, 1997. The amount shown for Mr. Harris represents partial-year salary through September 30, 1997 (for fiscal 1998) and from October 1, 1997. The Company has entered into employment agreements with each of Messrs. Goda and Smith setting forth the above salaries, among other terms. The employment agreements have an initial term of six months and are thereafter terminable upon 90 days notice from either party. If the Company terminates any of the agreements other than for "cause" (as defined in the agreements), the Company must pay the individual's salary for the balance of the initial term or, if the initial term is completed, for 90 days, and their options will continue to vest for the full remainder of the 18-month vesting periods.

(2) The executive bonus plans for each fiscal year established executive bonus awards as the product of a target percentage of base salary times an individual performance multiplier times a Company performance multiplier.

(3) Except as noted in the following sentence, the amounts shown as other compensation represent life insurance premiums. The amounts shown for Mr. Lyons and Mr. Harris in fiscal 1998 include severance of $100,000 and 49,040, respectively.


           The following table sets forth information regarding grants of stock options made during the fiscal year ended March 31, 1998 to the persons named in the Summary Compensation Table above:

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                                       POTENTIAL REALIZABLE VALUE
                                                                       AT ASSUMED ANNUAL RATES OF
                                     % OF TOTAL                         STOCK PRICE APPRECIATION
                                 OPTIONS GRANTED  EXERCISE                 FOR OPTION TERM(3)
                    OPTIONS      TO EMPLOYEES IN   OR BASE     EXP.    ----------------------
         NAME      GRANTED(1)   LAST FISCAL YEAR  PRICE(2)     DATE           5%       10%
         ----      ----------   ----------------  --------   --------         --       ---
Eugene L. Goda      650,000          16.7%        $1.0625     6/10/02     $ 190,806  $421,633
James H. Smith      455,000          11.7%        $1.0625     6/10/02     $ 133,565  $295,143
                    100,000           2.6%        $1.0625     2/03/03     $  29,355  $ 64,867
Glenn J. Brown      125,000           3.2%        $0.7813     1/26/08     $  61,419  $155,649
Ronald J. Clear     195,000           5.0%        $1.0625     6/10/02     $  57,242  $126,490
William P. Lyons          -             -               -           -             -         -
Steven G. Harris          -             -               -           -             -         -

------------------

(1) The Board of Directors has the discretion, subject to plan limits, to modify the terms of outstanding options and to reprice the options. Except as noted, all options granted by the Company vest over either three or four years with an initial vesting increment of one year. The options granted in fiscal 1998 to Mr. Goda, Mr. Smith, and Mr. Clear vest ratably over 18 months with an initial vesting increment of six months and subsequent increments of three months, and are subject to immediate full vesting in the event of an acquisition, merger, or liquidation of the Company, and continuation of vesting in the event of termination without cause. The options each have a term of five years, plus up to three additional years as may be necessary to provide the optionee with three years after any termination of employment to exercise the option.

(2) All options were granted with an exercise price equal to the fair market value of the Common Stock as determined by the Board of Directors on the date of grant. The exercise price and tax withholding obligations related to exercise may in some cases, be paid by delivery of other shares or by offset of the shares subject to the options.

(3) Amounts represent hypothetical gains that could be achieved for the respective options at the end of the 10-year option term. The assumed 5% and 10% rates of stock appreciation are mandated by rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price. This table does not take into account any appreciation in the price of the Common Stock to date, which exceeds the hypothetical gains shown in the table.


           The following table sets forth, for each person named in the Summary Compensation Table above, information regarding the exercise of stock options during the fiscal year ended March 31, 1998 and the year-end value of unexercised options:

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END VALUES

                                                                         VALUE(2) OF UNEXERCISED
                        SHARES                    NUMBER OF UNEXERCISED        IN-THE-MONEY
                      ACQUIRED ON     VALUE       OPTIONS AT YEAR-END:     OPTIONS AT YEAR-END:
     NAME              EXERCISE     REALIZED(1)   EXERCISABLE UNEX.(3)   EXERCISABLE UNEX.(3)
     ----             ---------     -----------   -----------  -------   -----------   -----------
Eugene L. Goda                -                -     325,000   325,000     538,265     $538,265
James H. Smith                -                -     227,500   327,500     376,786     $542,406
Glenn J. Brown                -                -           -   125,000           -     $242,175
Ronald J. Clear          65,000      $    43,654           -         -           -     $      -
William P. Lyons        257,527      $    95,928           -         -           -     $      -
Steven G. Harris              -                -           -         -           -     $      -

(1) Calculated on the basis of the fair market value of the Common Stock on the date of exercise, minus the per share exercise price, multiplied by the number of shares underlying the option.

(2) Based on a fair market value of $2.7187, which was the closing price of the Common Stock on March 31, 1998.

(3) Shares subject to certain options may be purchased prior to vesting but will be subject to repurchase until vested.


        REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

     The Compensation Committee of the Company's Board of Directors (the "Committee") consists of directors John B. Carrington and Jos C. Henkens. The Committee is responsible for establishing policies and programs that determine the compensation of the Company's executive officers, as well as supervising and making recommendations to the Board on general compensation matters. The Committee also has exclusive authority to grant stock options to executive officers of the Company under its 1993 Stock Plan.


Compensation Philosophy and Policies

           The Committee's compensation philosophy is designed to align each executive's compensation, and therefore the executive's motivation, with that of the stockholders through both cash and equity incentives. The Company seeks to attract and retain executive officers of the highest quality by paying salaries competitive in the industry and ensuring that its executives are rewarded for their contributions to the Company.

           The Committee favors a high-risk/high-reward compensation system, which emphasizes bonus compensation as a relatively high percentage of base salary. In addition, executives are encouraged to hold a continuing significant equity interest in the Company. The Committee believes that broad-based employee equity ownership provides an important incentive for employee contribution to the Company's success.

Elements of Compensation

           The components of officer compensation include cash compensation, stock ownership through stock options and participation in a payroll-deduction stock purchase plan, participation in a 401(k) plan (without matching employer contributions), supplemental life insurance, and other standard benefits. There are essentially no other officer perquisites.

           Cash compensation consists of base salary, bonuses, and sales commissions. Base salary is determined on the basis of the level of responsibility, expertise and experience of the employee, taking into account competitive conditions in the industry. Cash bonuses awarded to officers and other key employees are typically based on a target percentage of salary, adjusted for achievement of revenue and profit goals by the Company and individual performance evaluations. Compensation of sales executives also includes sales commissions.

           Ownership of the Company's Common Stock is a key element of executive compensation. Officers and other employees of the Company are eligible to participate in the 1993 Stock Plan (the "Option Plan") and the 1993 Employee Stock Purchase Plan (the "ESPP"). The Option Plan permits the Board of Directors or any committee delegated by the Board to grant stock options to employees on such terms as the Board or such committee may determine. The Compensation Committee presently has sole authority to grant stock options to executive officers of the Company. In determining the size of the stock option grant to an officer or other employee, the Committee takes into account equity participation by comparable employees within the Company, external competitive circumstances, and other relevant factors. The ESPP permits employees to acquire Common Stock of a Company through payroll deductions and promotes broad-based equity ownership throughout the Company.

Fiscal 1998 Executive Compensation

           Executive compensation for fiscal 1998 included base salary and, for sales personnel, sales commissions. Under the executive bonus plan in place for the year, target bonuses were established with percentage achievement levels based upon a combination of both Company performance, as determined by revenue and profit before tax, and individual performance. Applying the formula in the plan to the Company's performance resulted in no bonuses being paid for the fiscal year. Executive officers were granted stock options during the fiscal year, with exercise prices equivalent to the fair market value of the stock on the date of grant.

Chief Executive Officer Compensation for Fiscal 1998

           The base salary for William P. Lyons, who resigned in June 1997, was last adjusted in 1994 based on a review of a number of factors, including compensation packages awarded to chief executives of comparable companies, competitive conditions in the industry, alignment of the chief executive's compensation with growth in value of the Company's stock and other relevant factors. The base salary for Eugene L. Goda was established based on substantially similar factors.

Tax Deductibility of Executive Compensation

           Under Section 162(m) of the Internal Revenue Code, adopted in 1993, the deductibility of compensation paid to certain executive officers may be limited if it exceeds $1 million in one year, although performance-based compensation is excluded from the limitation. Because the targeted cash compensation for each of the Company's officers is well below the $1 million threshold and, subject to the amendments described in this proxy statement, options granted under the Option Plan should meet the Section's requirements for being performance-based, the Section is not expected to reduce the tax deduction available to the Company. The Company's policy is to qualify to the extent reasonable its executive officers' compensation for deductibility under applicable tax laws.

Summary

            The Compensation Committee sets policy and administers the Company's cash and equity incentive programs for the purpose of attracting and retaining highly skilled executives who will promote the success of the Company's business.

                                   COMPENSATION COMMITTEE OF
                                   THE BOARD OF DIRECTORS

                                   John B. Carrington
                                   Jos C. Henkens

                             STOCK PERFORMANCE GRAPH

           The following graph shows a comparison of cumulative total stockholder returns for the Company's Common Stock, the Nasdaq Stock Market index for U.S. companies, and the Nasdaq Computer and Data Processing Services Stocks index. The graph assumes the investment of $100 on February 1, 1994, the date of the Company's initial public offering. The data regarding the Company assumes an investment at the initial public offering price of $15.50 per share of the Company's Common Stock. The performance shown is not necessarily indicative of future performance.


                 COMPARISON OF 50-MONTH CUMULATIVE TOTAL RETURN
          AMONG OBJECTSHARE, THE NASDAQ STOCK MARKET (U.S. COMPANIES),
             AND NASDAQ COMPUTER AND DATA PROCESSING SERVICES STOCKS

                             PROXY STOCK PERF. DATA

                    OBJECTSHARE       NASDAQ (U.S.)     C & DP SVCS
                    -----------       -------------     -----------
  2/1/94                 100.00              100.00          100.00
 3/31/94                 129.03               93.42           96.97
 3/31/95                  98.39              103.95          130.72
 3/31/96                  58.87              141.10          185.23
 3/31/97                   9.68              156.86          202.68
 3/31/98                  17.54              236.86          351.41


                        CERTAIN TRANSACTIONS AND REPORTS

           Pursuant to the Delaware General Corporation Law ("Delaware Law"), the Company has adopted provisions in its Certificate of Incorporation that eliminate the personal liability of its directors and officers to the Company and its stockholders for monetary damages for breach of the directors' fiduciary duties in certain circumstances. The Company's Bylaws require the Company to indemnify its directors, officers, employees and other agents to the fullest extent permitted by law. The Company has entered into indemnification agreements with each of its current directors and executive officers that provide for indemnification to the fullest extent permitted by Delaware Law, including in circumstances in which indemnification and the advancement of expenses are discretionary under Delaware Law. The Company believes that the limitation of liability provisions in its Certificate of Incorporation and the indemnification agreements will enhance the Company's ability to continue to attract and retain qualified individuals to serve as directors and officers. There is no pending litigation or proceeding involving a director, officer or employee of the Company to which the indemnification agreements would apply. The Company has entered into agreements with each of its executive officers providing for acceleration of their options in the event of termination of employment in connection with a change in control of the Company.

           REPORTS UNDER SECTION 16 OF THE SECURITIES EXCHANGE ACT

           Section 16 of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than 10% of the Company's Common Stock, to file reports of changes in ownership with the Securities and Exchange Commission ("SEC"). Such persons are required by SEC regulations to furnish the Company with copies of all Section 16 forms they file. Based on its review of copies of such forms furnished to the Company on written representations of such persons, the Company believes that all Section 16 filing requirements were met during fiscal 1998 by such persons, except that the initial filing for Mr. Brown was filed after the due date, due to administrative oversight.

                  STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

           Proposals that are intended to be presented by stockholders of the Company at the 1999 Annual Meeting of Stockholders must be received by the Company no later than April 16, 1999, in order that they may be included in the proxy statement and form of proxy relating to that meeting.

                                  OTHER MATTERS

           The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares they represent as the Board of Directors may recommend.


                            AVAILABILITY OF FORM 10-K

           THE COMPANY WILL MAIL WITHOUT CHARGE TO ANY STOCKHOLDER UPON WRITTEN REQUEST A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS, SCHEDULES AND A LIST OF EXHIBITS. COPIES OF EXHIBITS TO THE FORM 10-K ARE AVAILABLE, BUT A REASONABLE FEE WILL BE CHARGED TO A STOCKHOLDER REQUESTING EXHIBITS. REQUESTS SHOULD BE SENT TO INVESTOR RELATIONS, OBJECTSHARE, INC., 16811 HALE AVENUE, IRVINE, CALIFORNIA 92606.

PROXY                       OBJECTSHARE, INC.                      PROXY

               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                       1998 ANNUAL MEETING OF STOCKHOLDERS

The undersigned stockholder of ObjectShare, Inc. hereby appoints Eugene L. Goda and Glenn J. Brown, each with full authority and each with the power to appoint a substitute, as Proxies to represent the undersigned at the annual meeting of stockholders to be held on September 17, 1998, and to vote, as designated below, all shares of Common Stock held on the record date for the meeting. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

               [ ] Check here if you plan to attend the meeting.

  PLEASE MARK, SIGN AND DATE THIS PROXY CARD ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                 (Continued and to be signed on reverse side.)





                            OBJECTSHARE, INC.
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. /X/


1.  Election of Directors.

    Nominees: John B. Carrington, Eugene L. Goda, and Jos C. Henkens, Lester "Buck" Hill, and Sam Inman III. (To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list above.)

                FOR             WITHHOLD                FOR ALL
                ALL               ALL                   EXCEPT
                                                    (name crossed out)
                [ ]               [ ]                     [ ]

2. Proposal to approve an amendment to the 1993 Stock Plan to increase the number of shares authorized for issuance thereunder.

                FOR              AGAINST                ABSTAIN

                [ ]               [ ]                     [ ]

3. Proposal to approve an amendment to the 1993 Employee Stock Purchase Plan to increase the number of shares authorized for issuance thereunder.

                FOR              AGAINST                ABSTAIN

                [ ]               [ ]                     [ ]

Unless a contrary direction is indicated, this proxy will be voted FOR ALL nominees listed under proposal 1 and FOR Proposals 2 and 3.

[ ] Check here for address change and note on label.

                                Dated:                  , 1998
                                      ----------------


       Signature(s)
                    ---------------------------------

       ----------------------------------------------
       Please sign exactly as name appears hereon.
       Joint owners should each sign personally.
       Executors, trustees, etc. should indicate their titles when signing.